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                                  EXHIBIT 3.5
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                             AMENDMENT TO BY-LAWS

                RESOLUTION ADOPTED BY THE BUSH INDUSTRIES, INC.
                      BOARD OF DIRECTORS ON MARCH 9, 1998

RESOLVED, that Article III, Section 1 of the By-Laws of the Corporation is hereby amended to provide that the number of Directors that shall constitute the entire Board of Bush Industries, Inc. shall be set at eleven (11).